Exhibit 99.1
Quality Distribution, Inc. Completes Acquisition of
Wylie Bice Trucking

- - Strategic Acquisition in Bakken Shale Expands Energy Business - -

TAMPA, Fla. – June 4, 2012 – Quality Distribution, Inc. (“Quality” or “QLTY”) (Nasdaq: QLTY) announced that it has completed its previously announced acquisition of certain operating assets of Wylie Bice Trucking, LLC (“Bice”). Quality also anticipates completing the previously announced acquisition of the operating assets and rights of RM Resources, LLC (“RM”) in the immediate future.

Headquartered in Killdeer, ND, Bice is a leading provider of transportation services to the unconventional oil and gas industry within the Bakken shale region, primarily hauling fresh water, flowback and production water, and oil for numerous energy customers. Bice operates two trucking terminals in North Dakota utilizing approximately 500 drivers, making it one of the largest haulers of fresh and disposal water and oil in the Bakken shale. Bice is principally an asset light business as the company primarily utilizes independent contractors who own their own equipment.

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, proppant sand, fresh water, and production fluids, through its wholly owned subsidiaries, QC Energy Resources, Inc. and QC Energy Resources, LLC.  Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties, that could cause actual results to differ materially from those expected or projected in the forward-looking statements.    Statements of this nature are subject to specific risks and uncertainties attendant to transactions of the nature described in this press release, Quality's ability to successfully integrate the acquired businesses and achieve its anticipated benefits and synergies of the acquisitions; the effects of the transaction on the parties' existing relationships with customers, governmental entities, affiliates, owner-operators and employees; the impact of the acquisition on Quality’s future financial results and business performance; the future conditions in the market and industry of the acquired businesses and the additional risks described in Quality’s Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:  Joseph Troy
   Executive Vice President and Chief Financial Officer
   800-282-2031 ext. 7195